Exhibit 99.1

BioSpecifics Technologies Corp. Announces FDA
Acceptance of Biologics License Application With Priority
Review for XIAFLEX™ for the Treatment of Dupuytren’s Disease

LYNBROOK, NY – April 28, 2009 - BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first in class collagenase-based products, today announced that the U.S. Food and Drug Administration (FDA) has accepted the Biologics License Application (BLA) filed by its partner Auxilium Pharmaceuticals, Inc. for the use of XIAFLEX™ for the treatment of Dupuytren’s disease, a debilitating disorder resulting from excessive collagen deposition that causes contractures of the fingers. The BLA acceptance triggers a milestone payment to BioSpecifics under our agreement with Auxilium.

In addition, Auxilium Pharmaceuticals announced that the application has been granted Priority Review status, indicating that the FDA is expected to take action on the application by August 28, 2009. Priority Review is an FDA designation given to drugs that offer major advances in treatment, or provide a treatment where no adequate therapy exists.

"We are delighted with the acceptance of the BLA and grant of Priority Review status, and are now another step closer to getting this non-surgical treatment to the patients who need it," stated Thomas L. Wegman, President of BioSpecifics. "We look forward to supporting the approval process for this exciting therapeutic."

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed and partnered injectable collagenase for three clinical indications: Dupuytren's disease, Peyronie's disease, and frozen shoulder (adhesive capsulitis). It has a development and licensing agreement with Auxilium. More information about the company may be found on its website at www.biospecifics.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including statements regarding future action by the FDA or our partner Auxilium, and any other statements containing the words "believes", "expects", "anticipates", "plans", "estimates" and similar expressions, are forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated by such forward-looking statements, including the ability of our licensee Auxilium to obtain regulatory approval in the United States of the injectable collagenase product XIAFLEX for Dupuytren's and Peyronie's disease, and other factors identified in the company’s annual report on Form 10-K for the year ended December 31, 2008. The company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Contact:

Thomas Wegman
516-593-7000
thomas_wegman@biospecifics.com